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                                                                EXHIBIT 10.22

July 28, 1998


Mr. Phillip Schlein
2360 Steiner
San Francisco, CA 94115
FAX: 775-6232


Dear Phil,

I am pleased to offer you a position as a Director on XOOM, Inc.'s Board of Directors. We will have Director's and Officer's insurance in place at the time of IPO. Your compensation would be as follows:

1. Stock options in XOOM common stock for 35,000 shares at a strike price of $4.50. These share vest monthly over 2 years of service and would immediately vest upon sale of the company. This represents about 1/4 of a percent of the 14 million shares currently outstanding.

2. Ongoing consulting fee of $10,000 per month, payable in stock and "paid out" using the closing price on the last trading day of the month or the last day of the month (if not public) for 18 months, at your option.

Please indicate your acceptance of the above terms by signing below.

Sincerely yours,                        ACCEPTED


/s/ Chris Kitze
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Chris Kitze                             /s/ Philip Schlein
Chairman                                ---------------------------------
                                        Phillip Schlein